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                                                               EXHIBIT 99.B9(b)


                   LICENSE AGREEMENT RELATING TO USE OF NAME

      AGREEMENT made as of the 12th day of November, 1996, by and between MERRILL LYNCH & CO., INC., a Delaware corporation ("ML & Co."), and HOTCHKIS AND WILEY FUNDS, a Massachusetts business trust (the "Fund").

                                  WITNESSETH:

      WHEREAS, on the date hereof, ML & Co. Has purchased the partnership interests in Hotchkis and Wiley, a California limited partnership, and Hotchkis and Wiley has begun operating as a business unit within ML & Co.'s Capital Management Group ("CMG");

      WHEREAS, on the date hereof, the Hotchkis and Wiley division of ML & Co.'s CMG has become investment adviser to the Fund; and

      WHEREAS, ML & Co. has requested that the Fund agree to cease the use of "Hotchkis and Wiley" in its name if the Hotchkis and Wiley division of ML & Co.'s CMG no longer serves as investment adviser to the Fund;

      NOW, THEREFORE, in consideration of the premises and of the covenants hereinafter contained, ML & Co. and the Fund hereby agree as follows:

      1. ML & Co. Hereby grants the Fund a non-exclusive license to use the words "Hotchkis and Wiley" in its name.

      2. The non-exclusive license hereinabove referred to has been given and is given by ML & Co. on the condition that it may withdraw the non-exclusive license to the use of the words "Hotchkis and Wiley" in the name of the Fund if the Hotchkis and Wiley division of ML & Co.'s CMG no longer serves as investment adviser to the Fund; and, as soon as


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practicable after receipt by the Fund of written notice of the withdrawal of such non-exclusive license, and in no event later than ninety days thereafter, the Fund will change its name so that such name will not thereafter include the words "Hotchkis and Wiley" or any variation thereof.

      3. The Fund will not grant to any other company the right to use a name similar to that of the Fund without the written consent of ML & Co.

      4. Regardless of whether the Fund should hereafter change its name and eliminate the words "Hotchkis and Wiley" or any variation thereof from such name, the Fund hereby grants to ML & Co. the right to cause the incorporation of other corporations or the organization of voluntary associations which may have names similar to that of the Fund or to that to which the Fund may change its name and to own all or any portion of the shares of such other corporations or associations, subject to any requisite approval of a majority of the Fund's shareholders and the Securities and Exchange Commission and subject to the payment of a reasonable amount to be determined at the time of use, and the Fund agrees to give and execute any such formal consents or agreements as may be necessary in connection therewith.

      5. This Agreement may be amended at any time by a writing signed by the parties hereto.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          MERRILL LYNCH & CO., INC.

                                          By: /s/ MICHAEL L. QUINN
                                             -------------------------------
                                                Senior Vice President


                                          HOTCHKIS AND WILEY FUNDS

                                          By: /s/ NANCY D. CELICK
                                             -------------------------------
                                                President


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